Exhibit 10.23

CHANGE IN CONTROL SEVERANCE AGREEMENT

            THIS AGREEMENT is entered into as of the _________ day of ______, 2003 by and between Group 1 Software, Inc., a Delaware corporation (the “Company ”), and _______________ (“Executive”).

W I T N E S S E T H

            WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

            WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company; and

            WHEREAS, the Board has authorized the Company to enter into this Agreement.

            NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

            1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  (a) “Board” means the Board of Directors of the Company.

                  (b) “Bonus Amount” means the Executive’s target bonus for the fiscal year of the Company which includes the Executive’s Date of Termination

                  (c) “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and Executive has not cured to the satisfaction of the Board any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

                  (d) “Change in Control” means the occurrence of any one of the following events:

(i)	individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(iii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction); or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

            Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                  (e) “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 12 or (2) if Executive’s employment with the Company terminates by reason of death, the date of death of Executive.

                  (f) “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness; provided, that, the Company may not terminate the Executive’s employment as a result of Disability unless it has first given the Executive notice of such termination and, within thirty (30) days after such notice is given, the Executive has not returned to the full-time performance of the Executive’s duties.

                  (g) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)	(A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Executive’s titles or offices, including membership on the Board, with the Company as in effect immediately prior to such Change in Control;

(ii)	a reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii)	any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is located at the time of the Change in Control, if such relocation increases Executive’s commute by more than twenty (20) miles, or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

(iv)	the failure of the Company to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans), or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

(v)	any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

(vi)	any purported termination of Executive’s employment which is not effectuated pursuant to Section 12(b) (and which will not constitute a termination hereunder); or

(vii)	the failure of the Company to obtain the agreement from any successor (and Parent Corporation) as contemplated in Section 11(b); or

(viii)	any material breach of the terms of this Agreement by the Company.

            An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

            For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

                  (h) “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

                  (i) “Retirement” means Executive’s retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent.

                  (j) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

                  (k) “Termination Period” means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control, and the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section l for purposes of determining the timing of payments and benefits to Executive under Section 4.

            2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

            3. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect for a period of two (2) years after a Change in Control. Notwithstanding anything in this Section 3 to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control except as provided in Section l(k).

            4. Payments Upon Termination of Employment.

                  (a) Qualifying Termination - Severance. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

(i) any compensation previously earned by Executive, including any deferred compensation (other than pursuant to a tax-qualified plan) together with any interest and earnings thereon and any accrued vacation pay, in each case to the extent not theretofore paid; plus

(ii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to two (2) times the sum of (i) Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination, plus (ii) Executive’s Bonus Amount.

                  (b) Qualifying Termination - Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of two (2) years following Executive’s Date of Termination, Executive (and Executive’s dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

                  (c) Qualifying Termination – Incentive Compensation. Notwithstanding any provision of any annual or long-term incentive compensation plan to the contrary, if during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall pay to the Executive within ten (10) days following the Date of Termination a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period proceeding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) the aggregate value of all contingent incentive compensation awards, including, without limitation, the Bonus Amount, allocated or awarded to the Executive for all then uncompleted periods under any such plan that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award; provided that awards for uncompleted periods shall be prorated based upon the number of days the Executive is employed by the Company during the relevant performance period.

                  (d) Qualifying Termination - 401(k) Plan Contributions. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, all unvested 401(k) contributions in the Executive’s 401(k) account shall immediately vest or the Company shall pay the Executive an amount equal to any such unvested amounts that are forfeited by reason of said Qualifying Termination.

                  (e) Qualifying Termination - Outplacement Services. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two (2) years or, if earlier, until the first acceptance by the Executive of an offer of employment. The cost of such outplacement services shall not exceed 20% of the Executive’s base salary.

                  (f) Nonqualifying Termination. If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (2) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company may determine or as the Company and Executive may agree in writing.

                  (g) Stock Options. In the event of a Change in Control, all options to purchase Company stock held by Executive (“Options”) which are not fully vested and exercisable shall become fully vested and exercisable as of a time established by the Board, which shall be no later than a time preceding the Change in Control which allows Executive to exercise the Options and cause the stock acquired thereby to participate in the Change in Control transaction.

                  (h) Restricted Stock. All unvested restricted shares of Company stock held by the Executive shall vest and all restrictions thereon shall lapse upon a Change in Control.

            5. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

                  (b) Subject to the provisions of Section 5(a), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

            7. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive’s claim is upheld by a court of competent jurisdiction or arbitration panel; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

            8. Non Compete Covenant.

                  (a) During the Term of this Agreement, and for a period of 12 months following termination or expiration of the Executive’s employment , the Executive shall not:

(i) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the design, development, or operation of (A) application software that performs name and address data hygiene functions, or (B) electronic document design, presentment, archiving and retrieval, and payment with respect to any such documents created and presented (each, a "Competing Business"), (1) in all locations in which the Company is doing business, and (2) in all locations in respect of which at the time of such termination the Company is actively planning for and/or actually pursuing a business opportunity;

(ii) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Company for the purpose of soliciting, diverting or taking away any customer from the Company; or induce, influence or seek to induce or influence any person engaged as an employee, representative, agent or independent contractor by the Company to terminate his or her relationship with the Company.

Nothing herein contained shall be deemed to prohibit the Executive from (i) owning a passive investment in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and the Executive's holdings therein represent less than one percent of the total number of shares or principal amount of the securities of such issuer outstanding, (ii) owning a passive investment in securities of a private company if the Executive’s holdings therein represent less than one percent of the total number of shares or principal amount of the securities of such issuer outstanding, or (iii) owning securities, regardless of amount, of the Company.

                  (b) Confidential Information. During the Term and at all times thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in the course of performing his duties for the Company, all proprietary and/or confidential information, knowledge and data of the Company relating to its operations, sales, business or affairs (the “Confidential Information”), provided, however, the Executive shall not be restricted with respect to use of such information that (i) is or becomes public knowledge through no action or default on the part of the Executive; (ii) is approved by the Company in writing for disclosure to specified third parties; or (iii) is required to be disclosed by the Executive pursuant to a court order or applicable rules and regulations.

                  (c) Rights and Remedies Upon Breach. In the event of any breach or threatened breach by Executive of the covenants of this Section 8, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach.

                  (d) Severability of Covenants. If any court determines that any of the covenants of this Section 8, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (e) Blue-Penciling. If any court determines that any of the covenants of this Section 8, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (f) The Executive acknowledges and agrees that the covenants of this Agreement pertaining to competition, non-solicitation and confidentiality are reasonable and commensurate with the protection of the Confidential Information and the legitimate business of the Company and will not interfere with Executive’s ability to earn a livelihood.

            9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

            10. No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

            11. Indemnification. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law. The Company shall maintain a Director’s and Officer’s Liability Insurance Policy, which shall provide liability coverage for Executive’s benefit, and the Executive shall remain covered under such policy for a period of at least six (6) years following the earlier of termination of employment or the occurrence of a Change in Control.

            12. Successors; Binding Agreement.

                  (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

                  (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

            13. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed to the Executive at the Executive’s address on file with the Company and to the Company at the address of its headquarters office to the attention of the Chief Executive Officer or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’ s rights hereunder.

            14. Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

            15. Resolution of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision by the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

Any further dispute or controversy arising under or in connection with this Agreement, (including, without limitation, any claims by the Executive for benefits under this Agreement following a denial of such benefits by the Board pursuant to the first paragraph of this Section 15) shall be settled exclusively by arbitration at a location determined by the Executive by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 15 in accordance with the provisions of Section 7 hereof.

            16. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

            17. Survival. The respective obligations and benefits afforded to the Company and Executive under this Agreement shall survive the termination of this Agreement to the extent necessary to give effect thereto.

            18. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

            19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            20. Miscellaneous. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements, whether written or oral, with respect thereto. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

GROUP 1 SOFTWARE, INC.

By:	/s/

Title:

EXECUTIVE